Exhibit 99.1

Allied Nevada Discovers High-Grade Zone at Hasbrouck: Results Include 160

Meters of 4.5 g/t Gold and 83.3 g/t Silver (7.1 g/t Gold Equivalent)

April 26, 2011 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (NYSE-A: ANV; TSX: ANV) is pleased to provide highlights from the first quarter 2011 drill program at its wholly owned Hasbrouck Project, located five miles south of Tonopah, Nevada. During the first quarter, Allied Nevada discovered and confirmed a high-grade zone of gold and silver mineralization (the “Saddle Zone”). Discovery hole HSB11-019 returned an intercept of 160 meters grading 4.5 g/t Au1 and 83.3 g/t Ag1 (7.1 g/t AuEq2). A number of follow-up holes to this discovery hole confirmed the high-grade nature of the zone with highlighted intervals including 109 meters grading 4.8 g/t Au and 87.2 g/t Ag (7.4 g/t AuEq) and 93 meters grading 4.7 g/t Au and 83.3 g/t Ag (7.1 g/t AuEq). Visible gold is present in several drill holes as disseminated grains, in oxidized silica-sulfide veins, and localized on the margins of fragments within silicified breccias. The zone remains open along a northeast-southwest trend and at depth and step out drilling is in progress to determine the extents of this zone.

Discovery of this high-grade zone of mineralization is the result of a reinterpretation of the geologic model, including detailed structural mapping. The highest grade mineralization occurs along structures and at structural intersections, with halos of multi-gram per ton gold surrounding the highest gold values. As a result, current drilling in and near the Saddle Zone is primarily angled and east-west oriented to be completed perpendicular to the local structures. This compares with historical drilling which was drilled by rotary and RC methods, and was primarily comprised of vertical holes with local north-south angled drilling. The drill results below indicate the success of this program. Hole HSB11-025, drilled from same location as the discovery hole and trending northeast, ended with a one-meter interval of high-grade mineralization grading 18.2 g/t Au and 34 g/t Ag (19.2 g/t AuEq). While it is believed that this hole was drilled above the high-grade Saddle Zone, it included an interval of 40 meters grading 0.6 g/t Au and 18.3 g/t Ag (1.2 g/t AuEq). It is unclear if this hole intersected an extension of the Saddle Zone, or if another high grade zone exists. Based on a review of high-grade intercepts from historical and recent drilling, such as those of Hole HSB11-025, the Company believes that other similar zones may exist and targeting of other potential high-grade zones is underway.

“We are excited to have discovered this high-grade zone and the potential it brings to Hasbrouck. We will continue to study the extent and setting of this high-grade mineralization and the potential for additional zones of a similar nature near surface and at depth on the property,” commented Dave Flint, Vice President of Exploration for Allied Nevada. “We have realigned the 2011 drill program to target high-grade zones based on our new understanding of the structures and geology at Hasbrouck, which has been confirmed by recent drilling.”

While four of the holes noted in this release encountered mineralization similar to historic drill results, five of the holes, numbered 19, 32, 35, 39 and 41, encountered high-grade mineralization that the Company has interpreted as a feeder system for the deposit. Given the substantially higher grade and the potential for further results to complement these, the Company has decided to defer work on its previously announced preliminary economic assessment until the size and importance of this zone can be established.

1.	Au = gold, Ag = silver
2.

AuEq = gold equivalent and is calculated using a silver to gold ratio of 32.1:1 (based on the gold and silver spot closing prices of $1,506 Au and $46.67 Ag on April 22, 2011). Gold equivalent grades are also presented in the table on page 2 of this release as calculated at the spot closing prices on Friday, April 22, 2011 (ratio of 32.2:1) and $800 Au and $14 Ag (ratio of 57.14:1), the prices Allied Nevada uses for base case long-term planning.

Holes HSB11-021 and 023 indicate expansion of mineralization to the west. Near surface mineralization was encountered in these holes with highlighted intervals of 99 meters grading 0.8 g/t Au and 15.3 g/t Ag (1.4 g/t AuEq), and 101 meters of 0.9 g/t Au and 22.2 g/t Ag (1.5 g/t AuEq).

Hasbrouck mineralization was deposited by an epithermal hot-spring system and is accompanied by pervasive silicification and oxidization, with associated adularia and pyrite. The high-grade mineralization is hosted in intensely silicified, veined, and hydrothermally brecciated sedimentary and tuffaceous volcanic rocks.

The property is located approximately 50 miles south of the Round Mountain open pit mine, a joint venture between Kinross Gold Corporation and Barrick Gold Corporation.

The following table includes significant intercepts encountered at Hasbrouck during the Q1 2011 drill program:

	From meters	To meters	Thickness meters	Grade (g/t)
				Gold	Silver	Gold Equivalent
Hole Id						At spot -$1,500 Au/$46 Ag	$800 Au/$14 Ag
High-grade Saddle Zone Confirmation Holes
HSB11C-019	18	178	160	4.5	83.3	7.1	6.0
HSB11C-032	29	122	93	4.7	83.3	7.1	6.1
HSB11R-035	38	122	84	2.7	51.0	4.3	3.6
HSB11R-039	64	117	53	3.1	53.3	4.9	4.1
HSB11C-041	49	158	109	4.8	87.2	7.4	6.3
Resource Expansion Holes
HSB11C-021	3	104	101	0.9	22.2	1.5	1.3
HSB11C-023	6	105	99	0.8	15.3	1.4	1.1
and	157	179	22	1.2	18.4	1.8	1.5
HSB11C-025	56	96	40	0.6	18.3	1.2	1.0
HSB11C-028	10	85	75	0.8	23.1	1.5	1.2

C =core, R = Reverse circulation

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are picked up on site and validated by Allied Nevada geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold analysis is conducted on 1-assay ton prepped samples with gold determined using industry standard fire assay methods and gravimetric finish. Primary silver analysis is determined using a 4-acid digestion method, with higher values being determined by the 1-assay ton gravimetric method.

The technical information contained in this news release has been prepared under the supervision of Kevin Kunkel, Manager of Regional Exploration for Allied Nevada Gold Corp. (AIPG Certified Professional Geologist #11139), who is a Qualified Person as defined by National Instrument 43-101.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This news release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hasbrouck; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hasbrouck; resource estimates; estimates of gold and silver grades; expected timing and results of our resource update and preliminary economic assessment; our planned exploration program for 2011 and the expected benefits therefrom; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The terms “contained ounces of gold” and “contained ounces of silver” used in this press release are not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable, or that any part or all of mineral deposits in these categories will ever be converted into reserves.

The technical contents of this news release have been prepared under the supervision of Kevin W. Kunkel, Manager of Regional Exploration for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hasbrouck NI 43-101 Technical Report dated August 14, 2006 and filed with SEDAR at www.sedar.com.